Exhibit 10.19
TRW AUTOMOTIVE BENEFITS EQUALIZATION PLAN
Effective January 1, 2009
1. Purpose. The TRW Automotive Benefits Equalization Plan was originally established effective as of February 28, 2003, was amended on several occasions thereafter, and is herein restated on this 23rd day of December, 2010 (the “Plan”), to provide supplemental retirement and death benefits to the following:
     a. Those management and highly-compensated employees of TRW Automotive US LLC and certain members of its controlled group (“TRW Automotive”) whose benefits under the TRW Automotive Retirement Savings Plan for Salaried Employees, or such successor plan, (the “Savings Plan”) are limited by reason of:
     i. the limitations on compensation under §401(a)(17) of the Internal Revenue Code of 1986 (“Code”);
     ii. the dollar limitations on elective deferrals under Code §402(g)(1);
     iii. the limitations on the amount that TRW Automotive can contribute as “Matching Contributions” as defined under the Savings Plan without exceeding the amount provided by Code §415(c)(1)(A); and
     iv. the exclusion of compensation otherwise included as “Compensation” under the Savings Plan due to the fact that (i) such compensation was deferred under the provisions of the TRW Automotive Deferred Compensation Plan (“DC Plan”) rather than received or (ii) a determination was made by TRW Automotive that such inclusion could violate the regulations under Code §401(a)(4).
     b. Certain management and highly-compensated employees of TRW Automotive who participated in, and maintained accounts under, the TRW Benefit Equalization Plan (the “TRW BEP”) as of the “Closing Date” under the Master Purchase Agreement, dated November 18, 2002, by and between Northrop Grumman Corporation and BCP Acquisition Company LLC (the “Closing Date”), in accordance with the terms of the Employee Matters Agreement attached as an Exhibit thereto.
     c. Effective January 1, 2010, certain management and highly-compensated employees of TRW Automotive for whom TRW Automotive has decided, in its sole and absolute discretion, to provide a non-elective contribution or contributions hereunder.
     The Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act (“ERISA”) and is designed to provide benefits which mirror the provisions of the Savings Plan but cannot be paid from the Savings Plan because of certain Code limitations. The Plan shall be interpreted in accordance with and subject to the terms of Section 409A of the Code and the regulations promulgated thereunder.
2. Eligibility. An employee of TRW Automotive will be eligible to participate in the Plan for a calendar year, if he or she satisfies one or more of the following:
     a. Elective Contributions. An employee of TRW Automotive who is eligible to participate in the Savings Plan will be eligible to participate in the Plan for a calendar year with respect to elective contributions if he or she is a full-time active, salaried employee of TRW Automotive who participated in the TRW Automotive Operational Incentive Plan at Level III or above in the immediately preceding calendar year. An employee will cease to be eligible to participate in the Plan if he or she ceases to participate in the TRW Automotive Operational Incentive Plan at Level III or above. Notwithstanding anything to the contrary herein, an employee’s eligibility to make elective contributions under the Plan is at all times contingent on his or her timely election to participate in the Savings Plan and the Plan.
     b. Non-Elective Contributions. Effective January 1, 2010, an employee of TRW Automotive will be eligible to participate in the Plan for a calendar year with respect to non-elective contributions in the sole and absolute discretion of TRW Automotive.
     Notwithstanding anything to the contrary herein, eligibility is at all times subject to a determination by the Committee or its delegate that an employee’s participation must cease in the event necessary to preserve the Plan’s status as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Further, an employee who transferred to a U.S. entity after March 28, 2006, and continues to accrue a benefit under the TRW (UK) Scheme is ineligible to participate in the BEP.
3. Accounts.
     a. An account or accounts (“Account”) shall be established in the name of each eligible employee (a “Participant”) into which shall be credited the following amounts:
     i. in the case of a Participant who has timely elected to participate in this Plan with respect to elective contributions, that percentage of the Participant’s current compensation which the Participant elected to contribute to the Savings Plan as “Elective Deferrals” and that percentage of the Participant’s current compensation which the Company would have contributed to the Savings Plan as “Matching Contributions” (both terms as defined under the Savings Plan) to the extent that such amounts cannot be contributed to the Savings Plan due to any of the reasons identified in Section 1; provided, however, that (A) for a Participant who is eligible to make an additional Elective Deferral to the Savings Plan pursuant to Code Section 414(v) (“catch-up contribution”), in determining the amount that may be contributed to the Savings Plan (for purposes of applying this Section 3.a.i.), the dollar limitation on Elective Deferrals under Code Section 402(g) shall be increased by the “applicable dollar amount” for the year, as defined in Code Section 414(v)(2)(B); (B) the percentage of the Participant’s compensation credited to the Account, when combined with the percentage elected under the Savings Plan, may not at any time be greater than that amount of “Elective Deferrals” which the Participant would be permitted to contribute, as a highly-compensated Participant, to the Savings Plan without regard to the above-referenced limitations; and (C) the Matching Contributions credited to the Account shall be reduced by any amounts actually contributed for the Participant by the Company to the Savings Plan as Matching Contributions; plus
     ii. in the case of a Participant who has been designated to participate in this Plan with respect to non-elective contributions, that percentage of the Participant’s current compensation which TRW Automotive has elected to contribute to the Plan, or such other amount as TRW Automotive may determine from time to time, in its sole and absolute discretion; plus
     iii. investment performance on a daily basis on the amounts credited under Section 3.a.i. and 3.a.ii above in accordance with the Participant’s election as provided in Section 4 below; plus

     iv. in the case of a Participant who was a participant in, and maintained an account under, the TRW BEP, an additional amount equal to the Participant’s account under the TRW BEP as of the Closing Date, which amount shall be adjusted for future investment performance in accordance with the Participant’s election as provided in Section 4 below.
     b. The Participant’s annual election to participate in the Plan with respect to non-elective contributions by having his Account credited as provided in Section 3.a.i. shall be filed with Fidelity Investments (“Fidelity”) in a prescribed manner and shall be filed at such time as the Committee may specify, but in all cases prior to the time such compensation is to be earned by the Participant, within the meaning of Code Section 409A. For purposes hereof, the Summary Plan Description for the Plan, as in effect from time to time, shall be incorporated herein by reference and be a part hereof. In that regard, in accordance with the procedures specified in the Summary Plan Description for the Plan, the enrollment period for the Plan must occur by June 30 of the year prior to the year for which your deferral election applies. Once elected, the Participant may not revoke his election with respect to the incentive payment portion of his total eligible compensation. The Participant may have a limited opportunity to revoke the base salary portion of his total eligible compensation after the election is made, but in no event after December 31 of the year prior to the year for which the deferral election applies. No changes in the percentage of compensation credited to the Account shall be made during the plan year following the election. For this purpose, “plan year” means the calendar year; provided, however, that the first plan year for the Plan shall be a short plan year beginning on the Closing Date and ending on December 31, 2003.
     c. Subject to the provisions of Section 6.e, Participants shall have a nonforfeitable interest in the amounts credited to their Accounts in accordance with the following:
     i. Participants who were employees of TRW Automotive on the Closing Date shall have, at all times, a nonforfeitable interest in the amounts credited to their Accounts. An employee who is on layoff on the Closing Date and is rehired within 12 months of the date of such layoff shall be considered an employee of TRW Automotive on the Closing Date for purposes of this Section. However, an employee will cease to be considered an employee of TRW Automotive on the Closing Date if he or she voluntarily terminates employment or is discharged and is later rehired by TRW Automotive, but only with respect to contributions to his or her Account on or after the rehire date.
     ii. Participants who were not employees of TRW Automotive on the Closing Date, but were active employee of TRW Automotive on or after January 1, 2011, shall have:
          A. a nonforfeitable interest in the amounts credited to their Accounts which are attributable to Elective Deferrals at all times;
          B. a nonforfeitable interest in the amounts credited to their Accounts which are attributable to Matching Contributions.
          C. a nonforfeitable interest in the amounts credited to their Accounts which are attributable to non-elective contributions, if any, in accordance with the following schedule:

Years of Service	Percent Vested
Less than 5	0%
5 or more	100%

     iii. Participants who were not employees of TRW Automotive on the Closing Date, and were not active employee of TRW Automotive on or after January 1, 2011, shall have:
               A. a nonforfeitable interest in the amounts credited to their Accounts which are attributable to Elective Deferrals at all times;
               B. a nonforfeitable interest in the amounts credited to their Accounts which are attributable to Matching Contributions in accordance with the following schedule:

Years of Service	Percent Vested
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%
               C. a nonforfeitable interest in the amounts credited to their Accounts which are attributable to non-elective contributions, if any, in accordance with the following schedule:

Years of Service	Percent Vested
Less than 5	0%
5 or more	100%
     For purpose of the schedules in c.ii. and c.iii. above, a Participant’s “years of service” shall be determined under the Savings Plan.
     Notwithstanding anything to the contrary herein, Participants shall have a nonforfeitable interest in the amounts credited to their Accounts if their employment with TRW Automotive is terminated involuntarily prior to the eighteen-month period following a “change of control” (as defined by the Savings Plan and Code Section 409A, as applicable).
     d. Participants shall receive, no less frequently than quarterly, a statement of their Account within a reasonable period after the end of each calendar quarter.
4. Investment Earnings. Each Participant in the Plan may elect to have monies credited to his or her Account based upon the performance of the same investment fund options offered to Participants under the Savings Plan; provided, however, that the investment funds available for Plan account crediting purposes are those funds under the Savings Plan that have been approved for the Plan by the Committee. Such election may be made by allocating the entire Account to one of the earnings options or by allocating the Account between selected investment fund options in one percent multiples. Each Participant may change his or her election on a daily basis with Fidelity through its online or automated voice response unit or through a Plan Customer Service Representative.

5. Time of Payment.
     a. Except as otherwise provided herein, payment of the Account to the Participant (or, in the event of his death, to his beneficiary as designated in writing to the Committee) shall be made at the end of January (or as soon administratively feasible thereafter, but in no event later than 90 days thereafter) immediately following the first to occur of the following events:
     i. the Participant’s becoming disabled, as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder;
     ii. the death of the Participant; or
     iii. the Participant’s separation from service with TRW Automotive through retirement or otherwise, within the meaning of Code Section 409A and the regulations promulgated thereunder.
     b. Notwithstanding Section 5.a.iii., if the Participant’s separation from service is the result of the divestiture of the unit or operations of TRW Automotive where the Participant worked prior to separation from service and the Participant obtains employment with the entity that acquired such operations (“successor employer”), the Plan benefit shall not be payable until such Participant’s separation from service with the successor employer, except as provided under Section 6.d or as otherwise permitted by the Committee.
     c. Notwithstanding the above, the Directors/Committee, upon determining that the Participant has suffered an emergency event beyond his control which would impose an immediate and heavy financial hardship if the payment of his benefits were not made, may pay to the Participant that part of his Account which is needed to satisfy such hardship. For purposes hereof, a participant shall be deemed to have an “emergency event beyond his control which would impose an immediate and heavy financial hardship”, if he experiences an “unforeseeable emergency”, as defined by Section 409A of the Code and regulations promulgated thereunder.
     d. For purposes of Section 5.a.iii, a Participant’s separation from service with TRW Automotive will not be deemed to have occurred following the Participant’s layoff until the end of the twelve-month period following layoff (without a return to TRW Automotive employment).
     e. Special Transition Period Elections:
     i. Notwithstanding anything to the contrary herein, to the extent permitted by the American Jobs Creation Act of 2004 (the “Act”) and Code Section 409A and the regulations promulgated thereunder, Participants were offered a one-time, irrevocable election to receive all or a percentage of their May 31, 2006, vested account balance under the Plan (plus earning and losses thereon) in July 2007, rather than at such other date as is required by this Section 5 (e.g. separation from service). If elected, such distribution was made in one-lump sum payment. The election period commenced on or about June 10, 2006, and ended on June 30, 2006. If the Participant failed to make an election under this subsection by June 30, 2006, payment would be made on the date(s) and in the payment form(s) previously elected, subject to the Act and the Plan.
     ii. Notwithstanding anything to the contrary herein, to the extent permitted by the transition rules under the American Jobs Creation Act of 2004 (the “Act”) and Code Section 409A and the regulations promulgated thereunder, Participants were offered a one-time, irrevocable election to receive all or a percentage of their December 31, 2008, vested account balance under the Plan (plus earning and losses thereon) in July 2009, rather than at such other date as is required by this Section 5 (e.g. separation from service). If elected, such distribution was made in one-lump sum payment. The election period commenced on or about November 20, 2008, and ended on December 12, 2008. If the Participant failed to make an election under this subsection by December 12, 2008, payment would be made on the date(s) and in the payment form(s) previously elected, subject to the Act and the Plan.
     f. Notwithstanding anything to the contrary herein, to the extent required by the American Jobs Creation Act of 2004 and Code Section 409A and the regulations promulgated thereunder, distribution to a participant who is a “key employee” must be delayed at least six (6) months after the last day worked. For this purpose payment shall be made on the later to occur of (i) the date described in subsection a. or (ii) as soon administratively feasible (but in no event later than 90 days) following the date which is six months after the participant’s last day worked.
6. Form of Payment.
     a. A participant must elect the form in which his Account or Accounts shall be paid upon separation from service due to retirement in the year immediately preceding the plan year in which services are performed. In that regard, the Participant may elect to receive contributions in annual installments from two to ten years or in a single sum payment. Except as otherwise provided in applicable Treasury Regulations, any such election shall be irrevocable. If the Participant fails to make an election under this subsection, payment shall be made in the form of a single sum. Depending on the Participant’s elections each year, contributions made in different calendar years may be distributed in different forms of payout. The Participant’s election shall be filed with Fidelity in a prescribed manner and shall be filed at such time as the Committee may specify, but in all cases prior to the time such compensation is to be earned by the Participant. For purposes hereof, the Summary Plan Description for the Plan, as in effect from time to time, shall be incorporated herein by reference and be a part hereof.
     b. The portion of the Account attributable to non-elective contributions shall be paid in a single sum.
     c. In the event of separation from service (including termination from a divested unit), other than for retirement, the participant’s vested account balance will be automatically paid out in a single sum payment.
     d. In the event of death, payment will be made to the beneficiary or estate in a single sum. In the event of death after retirement payouts have begun, payouts will continue to be made to the beneficiary or estate until paid out completely.
     e. In the event of a lay-off, the vested account balance will be automatically paid out in a single sum payment at the end of January following the end of the 12-month lay-off period.
     f. Any election of a form of payment provided in this Section shall be irrevocable.
     g. Payment of the Account shall be made in the form of cash.
     h. If the balance in the Participant’s Account under the Plan, determined as of any of the events described above or following payment of any retirement installment payment, is less than $5,000, said Account balance shall automatically be paid out in a single sum in the first January following said event or installment payment.

     i. Payments under the Plan shall be made by TRW Automotive US LLC, with any appropriate reimbursement being made by the members of the controlled group of which TRW Automotive US LLC is a part. The Plan shall be unfunded, and TRW Automotive shall not be required to establish any special or separate fund nor to make any other segregation of assets in order to assure the payment of any amounts under the Plan, Participants in the Plan have the status of general unsecured creditors of TRW Automotive and the Plan constitutes a mere promise by TRW Automotive to make benefit payments in the future.
     j. Notwithstanding anything to the contrary herein, during the 2005 enrollment period that occurred in December 2004, a Participant was required to elect the form of distribution for all contributions made to the Plan prior to January 1, 2005. The available distribution options were a single lump sum and annual installments of up to 10 years. This was a one-time, irrevocable distribution election. If the Participant failed to make an election under this subsection, payment of such pre-2005 contributions (plus earnings and losses thereon) would be made in the form of a single lump sum.
7. Non-Alienation of Benefits. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, mortgage or otherwise encumber, in advance of actual receipt, any Plan benefit. Any such attempted assignment or transfer shall be ineffective; TRW Automotive’s sole obligation under the Plan shall be to pay benefits to the Participant, his beneficiary or his estate, as appropriate. No part of any Plan benefit shall, prior to actual payment, be subject to the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person; nor shall any Plan benefit be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, except as required or permitted by law.
8. Directors/Committee. For purposes of the Plan, “Directors” shall mean the Compensation Committee of the Directors of TRW Automotive Inc. (or any such other committee which the Board may establish for this purpose) with respect to the approval of benefits of any Participant who is, or ever was, either a Director of TRW Automotive, a member of the Chief Executive Office, or a member of the Management Committee. With respect to the approval of benefits of other Participants, “Committee” shall refer to a Special Committee consisting of those three employees of TRW Automotive who occupy the most senior positions in the Company Staff Finance, Human Resources, and Law Departments (or any such other committee which the Board may establish for this purpose). The Committee or its delegate shall interpret the provisions of the Plan, determine the rights and status of Participants and beneficiaries hereunder, and handle the general administration of thePlan. Such interpretations and determinations shall be final and conclusive as to all interested persons.
9. Claims Procedure. If a claim for a Plan benefit is denied, in whole or in part, a written notice of denial provided to the Participant shall state the reasons for denial, a description of any additional material or information required; and an explanation of the claim review procedure. Any person whose claim, upon his written request for review, is again denied may make a second request for review. A decision on such second request shall normally be made within sixty days.
10. Amendment and Termination. Nothing herein shall be construed to constitute a contract between TRW Automotive and the Participants to continue the Plan, and TRW Automotive US LLC, in its sole discretion, may terminate or discontinue the Plan at any time and may at any time and from time to time amend any or all of its provisions; provided, however, that no termination or amendment shall reduce amounts credited prior to such termination or amendment.

11. Miscellaneous Provisions.
     a. As used in this document, the masculine gender shall include the feminine and the singular shall include the plural. To the extent that any term is not defined under the Plan, it shall have the same meaning as defined in the Savings Plan.
     b. Employment rights with TRW Automotive shall not be enlarged or affected by the existence of the Plan.
     c. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions.
     d. The Plan shall be governed by the laws of the State of Michigan, to the extent not preempted by ERISA. Moreover, notwithstanding anything to the contrary herein, the Plan shall be construed and interpreted in accordance with the terms of Section 409A of the Code, wherever and to the extent applicable.

TRW Automotive U.S. L.L.C.
By:	/s/ Steven M. Kiwicz